U.S. Bancorp 401(k)
Savings Plan
Financial Statements and Supplemental Schedule
For the Years Ended December 31, 2001 and 2000

U.S. Bancorp 401(k) Savings Plan
Index to Financial Statements and Supplemental Schedule

Page(s)

Report of Independent Accountants	1

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2001 and 2000	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2001 and 2000	3

Notes to Financial Statements	4-7

Supplemental Schedule:

Schedule of Assets (Held at End of Year) at December 31, 2001	8

All other schedules are omitted because they are not required or are not applicable based on disclosure requirements of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

Report of Independent Accountants

To the Benefits Administration Committee of U.S. Bancorp and the Participants of the U.S. Bancorp 401(k) Savings Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the U.S. Bancorp 401(k) Savings Plan (the “Plan”) at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 28, 2002

U.S. Bancorp 401(k) Savings Plan
Statements of Net Assets Available for Benefits
At December 31, 2001 and 2000

	2001	2000

Assets
Cash	$448	$2
Investments, at fair value (See Note 3)	1,466,405,971	1,651,989,531
Accrued income	5,856,881	843,527
Employer contribution receivable	5,510,790	4,584,601

	1,477,774,090	1,657,417,661
Liabilities
Accrued expenses	400,715	55,802

Net assets available for benefits	$1,477,373,375	$1,657,361,859

The accompanying notes are an integral part of these financial statements.

U.S. Bancorp 401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits
For the years ended December 31, 2001 and 2000

	2001	2000

Additions:
Investment (loss) income:
Net (depreciation) appreciation in fair value of investments	$(141,209,452)	$106,321,167
Interest and dividend income	25,164,516	29,332,152
Dividends from U.S. Bancorp	16,102,932	14,924,311
Contributions:
Employer	40,070,728	39,041,963
Participants	73,652,365	73,206,498
Transfers from plans of acquired institutions	0	23,174
Other additions	36	21,993

Total additions	13,781,125	262,871,258

Deductions:
Distributions to participants	191,603,470	217,611,307
Administrative expenses	2,166,139	1,904,880

Total deductions	193,769,609	219,516,187

Net (decrease) increase	(179,988,484)	43,355,071
Net assets available for benefits at beginning of year	1,657,361,859	1,614,006,788

Net assets available for benefits at end of year	$1,477,373,375	$1,657,361,859

The accompanying notes are an integral part of these financial statements.

U.S. Bancorp 401(k) Savings Plan
Notes to Financial Statements
December 31, 2001 and 2000

1.	Description of the Plan

The following description of the U.S. Bancorp 401(k) Savings Plan (the “Plan”), formerly the U.S. Bancorp Capital Accumulation Plan, provides only general information. Participants should refer to the 401(k) Savings Plan section of the Investing in Your Future handbook for a more complete description of the Plan’s provisions which can be obtained from U.S. Bancorp’s U-Connect Service Center.

On February 27, 2001, Firstar Corporation (“Firstar”) completed its merger with U.S. Bancorp (the “Company”) through a tax-free exchange of shares. Under the terms of the merger agreement, Firstar shareholders received one share, and Company shareholders received 1.265 shares, of common stock of the combined company for each share of Firstar or Company common stock, respectively.

The Plan is a defined contribution retirement plan covering substantially all personnel of the Company who have completed one year of service in which they have worked 1,000 hours. Each participant may elect to contribute up to a maximum of 16% of his or her annual compensation each year. These contributions are deposited in the Plan semi-monthly. The Company contributes an amount equal to 100% of each participant’s contribution up to 4% of his or her annual eligible compensation. Matching contributions are invested in the U.S. Bancorp Stock Fund. Participants are immediately vested in all contributions.

Each participant may elect to have his or her balances invested in various investment funds. Each participant’s account is credited with the participant’s contributions, the related matching contribution and an allocation of the earnings of the funds in which the participant has elected to invest. Allocations are based upon participant account balances, as defined.

The Plan contains provisions allowing participants to borrow from their plan account. Participants may take only one loan in a 12-month period and have only two loans outstanding at a time. The minimum loan is $1,000 and the maximum is the lesser of 50% of the participant’s account balance, or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months.

U.S. Bancorp has the right, under the Plan, to suspend or terminate the Plan at any time. In the event of a termination of the Plan, all participant account balances are eligible for distribution.

The Plan includes an Employee Stock Ownership Plan (“ESOP”) fund. For most active plan participants, shares in the Company stock fund became part of the ESOP fund and the dividends earned on U.S. Bancorp stock are distributed to participants. Dividends paid on U.S. Bancorp common stock held in the ESOP are recorded in the dividend pass through account and then distributed to participants. Beginning with the December 2001 dividend payment, payable in January 2002, participants could make an election to have dividends distributed or reinvested. Dividends distributed to participants were $16,102,932 and $14,924,311 for the plan years ended December 31, 2001 and 2000, respectively.

Mergers

Effective January 1, 2002, the Firstar Thrift Savings 401(k) Plan, with total assets of $685,810,156, merged with the Plan. Such merger has been reflected as if it occurred on December 31, 2001, for Form 5500 reporting purposes.

U.S. Bancorp 401(k) Savings Plan
Notes to Financial Statements
December 31, 2001 and 2000

2.	Significant Accounting Policies

Accounting Method

The financial statements have been prepared on the accrual basis in conformity with accounting principles generally accepted in the United States of America.

Investments

Investments are stated at aggregate fair value. Securities which are traded on a national securities exchange or which are actively traded in local over-the-counter markets are valued at the last reported sales price of the year; securities traded in the national over-the-counter market are valued at the last reported bid price of the year. The fair value of participation interests in mutual funds is based on the quoted redemption value on the last business day of the year. Participant notes receivable are valued at cost which approximates fair value.

Brokers’ commissions and other expenses incurred upon the purchase of securities are included in the cost of the securities. Brokers’ commissions and other expenses incurred upon the sale of securities are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits as change in unrealized appreciation or depreciation in the fair value of securities.

The net gain (loss) on sale of securities is the difference between the proceeds received and the average cost of investments sold. Purchases and sales of securities are recorded on the trade date. If a trade is open at the end of the year, a settlement receivable or payable is reflected in the statements of net assets available for benefits.

Use of Estimates

Management has made certain estimates and assumptions relating to the reporting of assets and liabilities, the changes therein and the disclosure of contingent assets and liabilities to prepare these financial statements in accordance with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

U.S. Bancorp 401(k) Savings Plan
Notes to Financial Statements
December 31, 2001 and 2000

3.	Investments

During 2001 and 2000, the Plan’s investments (depreciated) appreciated in fair value as shown below:

	Realized/Unrealized
	Appreciation/
	(Depreciation)
	in Fair Value	Fair Value at
	During Year	End of Year

Year ended December 31, 2001:
Mutual funds	$(79,160,449)	$810,445,465
U.S. Bancorp common stock	(62,049,003)	621,849,702
Participant notes receivable	—	34,110,804

	$(141,209,452)	$1,466,405,971

Year ended December 31, 2000:
Common stock	$—	$1,332
Mutual funds	(35,056,934)	883,087,685
U.S. Bancorp common stock	141,378,101	731,946,746
Participant notes receivable	—	36,953,768

	$106,321,167	$1,651,989,531

The Plan’s investments are held in various bank administered trust accounts. Investments that represent 5% or more of the Plan’s net assets are as follows:

December 31, 2001
U.S. Bancorp common stock, 29,710,937 shares	$621,849,702
First American Funds, Inc. Prime Obligations Fund, 170,027,881 shares	170,027,881
First American Funds, Inc. Large Cap Value Fund, 6,083,784 shares	106,344,537
First American Funds, Inc. Equity Index Fund, 7,602,426 shares	163,376,130
First American Funds, Inc. Small Cap Value Fund, 6,193,623 shares	83,861,658
December 31, 2000
U.S. Bancorp common stock, 25,076,975 shares	$731,946,746
First American Funds, Inc. Prime Obligations Fund, 171,381,417 shares	171,381,417
First American Funds, Inc. Large Cap Value Fund, 6,374,590 shares	122,009,656
First American Funds, Inc. Equity Index Fund, 7,866,118 shares	194,371,769

U.S. Bancorp 401(k) Savings Plan
Notes to Financial Statements
December 31, 2001 and 2000

4.	Transactions with Parties-In-Interest

On December 31, 2001 and 2000, the Plan owned 29,710,927 and 25,076,975 shares of U.S. Bancorp common stock, respectively.

For the years ended December 31, 2001 and 2000, the Plan distributed shares of U.S. Bancorp common stock to participants as follows:

	2001	2000

Distributions:
Number of shares	1,310,591	1,445,775
Cost of shares	$16,606,516	$18,196,890

Fees paid for trust services rendered by parties-in-interest were based on customary and reasonable rates for such services.

Other expenses incurred represent professional fees paid to the Plan’s benefit consultants and actuaries and the costs of printing enrollment forms, summary plan descriptions and other miscellaneous items. These expenses were paid directly by the Plan for the years ended December 31, 2001 and 2000.

The Plan also participates in the First American Investment Funds, Inc., which are managed by U.S. Bancorp. Other Plan investments are loans to participants of the Plan.

5.	Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service, dated March 31, 1999, stating that the Plan is qualified under Sections 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

SUPPLEMENTAL SCHEDULE

U.S. Bancorp 401(k) Savings Plan
Schedule of Assets (Held at End of Year)
At December 31, 2001
EIN: 41-0255900
Plan Number 004

		Description of Investment
	Identity of Issue,	Including Maturity Date,
	Borrower, Lessor	Rate of Interest, Par or	Current
	or Similar Party	Maturity Value	Value

	Mutual Funds

*	First American Investment Funds, Inc.	4,369,220 shares of International Fund	$41,944,516

		6,815,317 shares of Fixed Income Fund	75,922,636

		7,602,426 shares of Equity Index Fund	163,376,130

		6,193,623 shares of Small Cap Value Fund	83,861,658

		6,083,784 shares of Large Cap Value Fund	106,344,536

		170,027,881 shares of Prime Obligations Fund	170,027,881

		2,821,699 shares of Mid Cap Value Fund	43,792,761

		3,385,334 shares of Strategy Growth & Income Fund	31,382,048

		430,332 shares of Strategy Income Fund	4,445,324

		1,142,329 shares of Strategy Growth Fund	10,737,897

		1,187,517 shares of Strategy Aggressive Growth Fund	10,984,529

		1,546,848 shares of Small Cap Growth Fund	21,284,628

		3,028,267 shares of Mid Cap Growth Fund	21,228,152

		2,358,007 shares of Large Cap Growth Fund	25,112,769

	Corporate Stock

*	U.S. Bancorp	29,710,927 shares of common stock	621,849,702

*	Participant Loans	$34,110,804 principal amount, interest rates ranging from 3.05% to 11.00%, with varied maturities from January 15, 2002 to December 31, 2022	34,110,804

	Total assets held for investment purposes		$1,466,405,971

*	Denotes party-in-interest to the Plan.